Exhibit 10.1

Retainers

Annual Amounts

(Retainer cycle is June 1-May 31)

Basic Retainer:

(payable in quarterly installments on the first business day of each quarter beginning in June)

$65,000

Committee Chair Retainer: (payable in quarterly installments on the first business day of each quarter beginning in June)

Audit and Compliance

$16,000

Other	$12,000

Committee Membership Retainer:

(payable in quarterly installments on the first business day of each quarter beginning in June)

Audit and Compliance

$8,000

Other	$6,000

Form of Payment (Elections must be made prior to the start of each annual cycle)

Cash	0-100% of the annual retainer (basic, committee chair and committee membership) may be elected to be paid in cash without Company stock match

Stock

25-100% of the annual retainer (basic, committee chair and committee membership) may be elected to be paid in unrestricted Company stock, which will be matched with restricted stock equal in value to 25% of the amount elected to be paid in unrestricted stock. The restricted stock will vest 50% in 3 years and 100% in 6 years. However, if a director disposes of the unrestricted stock he or she received as a retainer payment before the related matching restricted stock is fully vested, the director will forfeit any remaining unvested portion of such related restricted stock.

Equity Compensation (Awards made at beginning of each annual cycle)

Restricted stock	• Market value equal to $50,000 on the grant date (based on the average of the high and low prices of Providian stock on the date of grant) • 2-year cliff vesting

Options	• Black-Scholes value equal to $50,000 on the grant date • 1-year cliff vesting